Exhibit 99.1

PRESS RELEASE

EnerDel Receives Positive Results in Independent Tests on
Company’s Lithium-Ion Automotive Battery System

Indianapolis, IN (April 24, 2008) – EnerDel, the advanced automotive battery systems subsidiary of alternative energy company Ener1, Inc. (OTCBB: ENON), today announced confirmation by a U.S. government laboratory of the energy, power and efficiency, as well as thermal performance, of the company’s lithium-ion automotive battery system.

The tests were conducted by the Center for Transportation Research of Illinois-based Argonne National Laboratory. For the purposes of the tests, EnerDel integrated its battery system into a Toyota Prius hybrid electric vehicle (HEV), which comes factory fitted with a nickel-metal hydride (NiMH) battery system. It is important to note that, for purposes of the test, no material modifications were made to the Prius other than the integration of the battery system. Based on the testing with the lithium-titanate battery, in a Plug-In Hybrid Electric Vehicle (PHEV) configuration, EnerDel was able to achieve 77.41 MPG over a Federal urban drive cycle. Argonne ran a standard PHEV test on the Toyota Prius HEV to establish an approximation of future performance of the vehicle in a PHEV configuration. In the future, the size of the battery as well as an extension of the electric range could be increased to improve miles per gallon fuel economy.

The EnerDel battery pack, which is based on the company’s unique lithium-titanate chemistry, avoided overheating during the test, which is a principal concern with lithium-ion batteries. The 1,000-watt-hour pack required no external cooling system when powering the test vehicle on the dynamometer, which could lead to a reduction of costs and an increase in the car’s available space compared to its NiMH battery system.

“It’s our view that the principal outcome of this test is the further validation of the performance of EnerDel’s specific battery chemistry in a vehicle,” said EnerDel CEO Ulrik Grape.  “We believe this is the ideal lithium-ion chemistry for HEVs.  The relentless focus of our scientists and engineers on performance and safety factors is paying off.”

Previously Idaho National Labs had confirmed, in cell testing, that an EnerDel system could produce approximately twice as much usable energy as the Prius’ NiMH battery pack.  As a result, the EnerDel battery can be reduced to about half the size and half the weight of a NiMH battery with the same power performance.  Moreover, EnerDel expects its pack to cost significantly less than a NiMH battery with similar performance characteristics.

Internal testing conducted by EnerDel indicates that the EnerDel battery also produces approximately twice as much power (90 kW) as a NiMH system of equivalent size and weight, which allows for better acceleration and improved driving experience. Operating in the test Prius the test results showed that there was a 67% reduction in internal resistance which means that more charge is delivered to and from the battery, increasing range and reducing heat and wasted energy.

“We were extremely pleased that the Argonne National Lab results corroborated our internal testing,” commented Ener1, Inc. Chairman Charles Gassenheimer. “We are that much more confident that EnerDel’s battery system solutions will help lead the alternative energy automotive industry.”

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As a reminder, management will be hosting a conference call to discuss the Argonne test results later today at 11:00 a.m. Eastern Daylight Time. The call is being webcast by Thomson Financial and can be accessed on the home page of Ener1’s website at http://www.ener1.com. To participate in the conference call, please dial (888) 680-0894 from within the United States, or (617) 213-4860 from outside the United States. The participant pass code is 35972789.

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Certain statements made in this press release constitute forward-looking statements that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. All forward-looking statements speak only as of the date of this press release and the company does not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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About EnerDel
EnerDel is owned by Ener1, Inc. (80.5%) and Delphi Corporation (19.5%). EnerDel operates a production facility in Indianapolis, Indiana. EnerDel currently employs approximately 70 engineers and technicians involved in the development of both battery cells and systems. For more information, please visit: www.enerdel.com

About Ener1, Inc.
Ener1, Inc. (OTCBB: ENEI) is an alternative energy technology company that is developing 1) lithium-ion batteries for hybrid and electric vehicles (HEV, PHEV and EV) at its EnerDel subsidiary, 2) commercial fuel cell products through its EnerFuel subsidiary, and 3) nanotechnology-based materials and manufacturing processes for batteries and other applications at its NanoEner subsidiary. For more information, please visit www.ener1.com.

About Argonne National Laboratory
Argonne National Laboratory, a renowned R&D center, brings the world’s brightest scientists and engineers together to find exciting and creative new solutions to pressing national problems in science and technology. The nation’s first national laboratory, Argonne conducts leading-edge basic and applied scientific research in virtually every scientific discipline. Argonne researchers work closely with researchers from hundreds of companies, universities, and federal, state and municipal agencies to help them solve their specific problems, advance America’s scientific leadership and prepare the nation for a better future. With employees from more than 60 nations, Argonne is managed by UChicago Argonne, LLC for the U.S. Department of Energy’s Office of Science.

Contacts:

Michael Mason
Allen & Caron Inc.
212 691 8087
michaelm@allencaron.com

Rachel Carroll
Ener1, Inc.
212 920 3500
rcarroll@ener1.com